TREDEGAR REPORTS FIRST QUARTER 2023 RESULTS
RICHMOND, VA--(BUSINESS WIRE)--5/8/2023--Tredegar Corporation (NYSE:TG, also the "Company" or "Tredegar") today reported first quarter financial results for the period ended March 31, 2023.
First quarter 2023 net income (loss) was $(1.0) million ($(0.03) per diluted share) compared to net income (loss) of $16.4 million ($0.49 per diluted share) in the first quarter of 2022.  Net income (loss) from ongoing operations, which excludes special items, was $2.5 million ($0.07 per diluted share) in the first quarter of 2023 compared with $16.8 million ($0.50 per diluted share) in the first quarter of 2022. A reconciliation of net income (loss), a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income from ongoing operations, a non-GAAP financial measure, for the three months ended March 31, 2023 and 2022, is provided in Note (a) to the Financial Tables in this press release.
First Quarter Financial Results Highlights
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") from ongoing operations for Aluminum Extrusions of $14.6 million declined $9.3 million primarily due to an abnormally strong first quarter of 2022. Sales volume of 37.6 million pounds was consistent with the weak fourth quarter of 2022.
•EBITDA from ongoing operations for PE Films of $1.8 million was $5.2 million lower than the strong first quarter of 2022. Sales volume of 7.4 million pounds improved by 1.0 million pounds compared with the weak average third and fourth quarter volume levels in 2022.
•EBITDA from ongoing operations for Flexible Packaging Films of $1.4 million was $3.7 million lower than the first quarter of 2022 mainly due to soft market demand during the first quarter of 2023.
John Steitz, Tredegar’s president and chief executive officer, said, “Our businesses and markets continue to suffer from a significant slowdown that has been exacerbated by customer inventory corrections, which has resulted in excessive inventory levels for us, too. The timing of a recovery is uncertain, especially for Bonnell Aluminum and the Surface Protection component of PE Films.”
Mr. Steitz continued, “The combination of excessive inventories and decline in sales and EBITDA from ongoing operations resulted in negative cash flow from operations after capital expenditures and dividends in each of the last three quarters, driving up our debt net of cash and net leverage ratio. In addition, we expect to make a final payment of approximately $28 million to settle the pension plan in the fourth quarter of this year. We are very focused on reducing our inventories and working capital to normal operating levels and managing costs and capital spending during this downturn. However, if a recovery in our businesses and markets doesn’t occur early in the third quarter and we are unable to get our working capital to normal operating levels, we may also need to take action to reduce or suspend our current quarterly dividend of 13 cents per share as an additional measure to help control our financial leverage.”
OPERATIONS REVIEW
Aluminum Extrusions
Aluminum Extrusions produces high-quality, soft-alloy and medium-strength custom fabricated and finished aluminum extrusions primarily for the following markets: building and construction (B&C), automotive, and specialty (which consists of consumer durables, machinery and equipment, electrical and renewable energy, and distribution end-use products). A summary of results for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	March 31,
	2023	2022
Sales volume (lbs)	37,562	43,010	(12.7)%
Net sales	$133,370	$158,110	(15.6)%
Ongoing operations:
EBITDA	$14,638	$23,919	(38.8)%
Depreciation & amortization	(4,411)	(4,261)	(3.5)%
EBIT*	$10,227	$19,658	(48.0)%
Capital expenditures	$7,742	$2,881
* For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.

First Quarter 2023 Results vs. First Quarter 2022 Results
Net sales (sales less freight) in the first quarter of 2023 decreased 15.6% versus the first quarter of 2022 primarily due to lower sales volume and the pass-through of lower metal costs, partially offset by an increase in prices to cover higher operating costs. Sales volume in the first quarter of 2023 declined 12.7% versus the first quarter of 2022. Nonresidential B&C sales volume, which represented 53% of 2022 volume, was relatively flat in the first quarter of 2023 versus the first quarter of 2022. Sales volume in the specialty market, which represented 29% of total volume in 2022, decreased 30.5% in the first quarter of 2023 versus the first quarter of 2022. Sales volume in the automotive market, which represented 8% of total volume in 2022, decreased 8.2% in the first quarter of 2023 versus the first quarter of 2022. The Company has observed slowing order input and order cancellations as customers continue to report high inventory levels. With a reduced level of incoming orders, overall open orders at the end of the first quarter of 2023 were 27 million pounds, which is at the high end of the pre-pandemic range of 21 to 27 million pounds quarterly in 2019, versus 41 million pounds at the end of the fourth quarter of 2022.
EBITDA from ongoing operations in the first quarter of 2023 decreased $9.3 million versus the first quarter of 2022 primarily due to:
•Lower volume ($4.2 million), higher labor and employee-related costs ($1.7 million) and lower labor productivity ($0.5 million); higher supply expense, including higher paint expense associated with a shift to more painted product and inflationary costs for other supplies ($2.1 million); higher utility costs ($0.5 million); higher freight rates ($0.7 million); and increased selling, general and administrative ("SG&A") expenses ($0.8 million), partially offset by higher pricing ($6.6 million); and
•The timing of the flow-through under the first-in first-out method of aluminum raw material costs passed through to customers, previously acquired at lower prices in a quickly changing commodity pricing environment, resulted in a benefit of $1.7 million in the first quarter of 2023 versus a benefit of $7.1 million in the first quarter of 2022.
Aluminum Extrusions has secured supply sources to meet expected needs for aluminum raw materials in 2023. Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2023 ("First Quarter Form 10-Q") for additional information on aluminum price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Bonnell Aluminum are projected to be $26 million in 2023. Projected amounts including $11 million for the multi-year implementation of a new enterprise resource planning and manufacturing execution systems ("ERP/MES"), $6 million for infrastructure upgrades at the facilities located in Niles, Michigan, Carthage, Tennessee and Newnan, Georgia and $2 million for other strategic projects. The ERP/MES project commenced in 2022 and is expected to cost approximately $30 million. In addition to strategic projects, approximately $7 million will be required to support continuity of current operations. Depreciation expense is projected to be $15 million in 2023. Amortization expense is projected to be $2 million in 2023.

PE Films
PE Films produces surface protection films for high-technology applications in the global electronics industry and polyethylene overwrap and polypropylene films for other markets. A summary of results for PE Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	March 31,
	2023	2022
Sales volume (lbs)	7,368	10,553	(30.2)%
Net sales	$20,182	$31,131	(35.2)%
Ongoing operations:
EBITDA	$1,849	$7,047	(73.8)%
Depreciation & amortization	(1,643)	(1,595)	(3.0)%
EBIT*	$206	$5,452	(96.2)%
Capital expenditures	$716	$581
* For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.
First Quarter 2023 Results vs. First Quarter 2022 Results
Net sales in the first quarter of 2023 decreased 35.2% compared to the first quarter of 2022. Sales volume decreased in both Surface Protection and overwrap films versus the first quarter of 2022. Surface Protection sales volume in the first quarter of 2023 declined 36% versus the first quarter of 2022 but was in the range of the volume levels for the third and fourth quarters of 2022. Surface Protection sales continue to be adversely impacted by weak market demand which began in the third quarter of last year. Consumer demand for electronics has significantly softened, causing manufacturers in the supply chain to experience reduced capacity utilization and inventory corrections. In addition, these market conditions are adversely impacting mix through reduced sales to our highest value-added customers.
EBITDA from ongoing operations in the first quarter of 2023 decreased $5.2 million versus the first quarter of 2022, primarily due to:
•A $4.9 million decrease from Surface Protection:
◦Lower contribution margin for non-transitioning products associated with a market slowdown and customer inventory corrections ($4.1 million) and for previously disclosed customer product transitions ($0.7 million), partially offset by lower SG&A and other employee-related expenses ($0.6 million); and
◦The pass-through lag associated with resin costs ($0.1 million charge in the first quarter of 2023 versus a benefit of $0.5 million in the first quarter of 2022).
•A $0.3 million decrease from overwrap films primarily due to the pass-through lag associated with resin costs (a charge of $0.1 million in the first quarter of 2023 versus a benefit of $0.3 million in the first quarter of 2022) and lower volume ($0.1 million), partially offset by lower fixed costs ($0.2 million).
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the First Quarter Form 10-Q for additional information on resin price trends.
Customer Product Transitions in Surface Protection
The Surface Protection component of PE Films supports manufacturers of optical and other specialty substrates used in flat panel display products. These films are primarily used by customers to protect components of displays in the manufacturing and transportation processes and then discarded.
The Company previously reported the risk that a portion of its film products used in surface protection applications would be made obsolete by customer product transitions, which principally relate to one customer, to less costly alternative processes or materials. The Company estimates that these transitions, which were complete as of the second quarter of 2022, resulted in a total decline of $7 million in pre-tax income as reported under GAAP and EBITDA from ongoing operations during 2022 versus 2021.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for PE Films are projected to be $3 million in 2022, including $1 million for productivity projects and $2 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $7 million in 2023. There is no amortization expense for PE Films.

Flexible Packaging Films
Flexible Packaging Films produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of results for Flexible Packaging Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	March 31,
	2023	2022
Sales volume (lbs)	19,845	26,005	(23.7)%
Net sales	$31,527	$39,244	(19.7)%
Ongoing operations:
EBITDA	$1,350	$5,035	(73.2)%
Depreciation & amortization	(700)	(550)	(27.3)%
EBIT*	$650	$4,485	(85.5)%
Capital expenditures	$605	$1,545
* For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.
First Quarter 2023 Results vs. First Quarter 2022 Results
Net sales in the first quarter of 2023 decreased 19.7% compared to the first quarter of 2022, primarily due to lower sales volume, partially offset by favorable product mix and higher selling prices from the pass-through of higher resin costs. The Company believes that lower sales volume was primarily due to soft market demand, which is projected to improve from existing levels for the remainder of the year.
EBITDA from ongoing operations in the first quarter of 2023 decreased by $3.7 million versus the first quarter of 2022, primarily due to:
•Lower sales volume ($3.1 million) and higher fixed ($0.9 million) and variable ($0.6 million) costs, partially offset by favorable product mix ($0.4 million), lower raw material costs ($0.2 million), and lower SG&A expenses ($0.1 million); and
•Net unfavorable foreign currency translation of Real-denominated operating costs ($0.5 million);
•Partially offset by lower foreign currency transaction losses ($0.1 million) in the first quarter of 2023 compared to foreign currency transaction losses ($0.9 million) in the first quarter of 2022.
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the First Quarter Form 10-Q for additional information on polyester fiber and component price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Flexible Packaging Films are projected to be $7 million in 2023, including $2 million for new capacity for value-added products and productivity projects and $5 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $3 million in 2023. Amortization expense is projected to be $0.1 million in 2023.
Corporate Expenses, Interest, Taxes & Other
Corporate expenses, net in the first three months of 2023 decreased $1.8 million compared to the first three months of 2022 primarily due to lower accruals for employee-related compensation ($0.8 million), lower professional fees associated with business development activities ($0.8 million) and lower stock-based compensation ($0.4 million).
Interest expense of $2.3 million in the first three months of 2023 increased $1.5 million compared to the first three months of 2022 due to higher average debt levels and interest rates.
The effective tax rate used to compute income tax expense (benefit) in the first three months of 2023 was (48.8)%, compared to 4.5% in the first three months of 2022. The change in the effective tax rate is primarily due to a pre-tax loss in first three months of 2023 versus pre-tax income in first three months of 2022, lower Brazil tax incentives, and a large discrete benefit recorded in the first quarter of 2022, resulting from the implementation of new U.S. tax regulations associated with foreign tax credits published by the U.S. Treasury and Internal Revenue Service on January 4, 2022. The effective tax rate from ongoing operations comparable to the earnings reconciliation table provided in Note (a) to the Financial Tables in this press release was 34.2% for the first three months of 2023 versus 25.5% for the first three months of 2022 (see also Note (e) to the Financial Tables). Refer to Note 9 to the Company's Condensed Consolidated Financial Statements in the First Quarter

Form 10-Q for an explanation of differences between the effective tax rate for income (loss) and the U.S. federal statutory rate for 2023 and 2022.
Pension expense under GAAP of $3.4 million in the first three months of 2023 remained consistent with the first three months of 2022. In February 2022, Tredegar announced the initiation of a process to terminate and settle its frozen defined benefit pension plan. In connection therewith, the Company borrowed funds under its revolving credit agreement ("Credit Agreement") and made a $50 million contribution to the pension plan (the “Special Contribution”) to reduce its underfunding and as part of a program within the pension plan to hedge or fix the expected future contributions that will be needed by the Company through the settlement process. The settlement process has been delayed because of a longer-than-expected review time with the IRS. The Company does not expect issues with receiving approval from the IRS and is hopeful that the entire process will be completed by the end of 2023. The Company realized income tax cash benefits on the Special Contribution of $11 million in the fourth quarter of 2022. Administrative costs for the pension plan through the entire settlement process are estimated at $4 to $5 million.
The estimated underfunding of Tredegar’s frozen defined benefit pension plan was approximately $28 million as of both March 31, 2023 and December 31, 2022. As of December 31, 2022, the underfunding was comprised of investments at fair value of $218 million and a projected benefit obligation (“PBO”) of $246 million. GAAP accounting requires adjustment for changes in values of assets and the PBO only at the end of each year, even though these values change daily. The ultimate underfunded amount at settlement may differ from the current amounts, depending on changes in market factors, including with respect to buyers of pension obligations at the time of settlement.
Prior to the Special Contribution, GAAP pension expense was a reasonable proxy for the Company’s required minimum cash contribution to the pension plan. The Company expects there will be no required minimum cash contributions until final settlement. Pension expense under GAAP is projected to be approximately $14 million in 2023, which is mainly comprised of non-cash amortization of deferred net actuarial losses reflected in the Company’s shareholders’ equity as accumulated other comprehensive losses. Beginning in 2022, and consistent with no expected required minimum cash contributions, no pension expense is included in calculating earnings before interest, taxes, depreciation and amortization as defined in the Company’s revolving credit agreement (“Credit EBITDA”), which is used to compute certain borrowing ratios and to compute non-GAAP net income (loss) from ongoing operations.
The impact on earnings from pension expense is reflected in “Corporate expenses, net” in the accompanying net sales and EBITDA from ongoing operations by segment tables. However, beginning in 2022 and consistent with excluding GAAP pension expense from Credit EBITDA as described above, GAAP pension expense has been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under GAAP for purposes of determining Tredegar’s non-GAAP presentation of net income (loss) and diluted earnings (loss) per share from ongoing operations (see related reconciliation in Note (a) to the Financial Tables in this press release for more information).
Total debt was $155.0 million at March 31, 2023 compared to total debt of $137.0 million at December 31, 2022. Net debt (debt in excess of cash and cash equivalents), a non-GAAP financial measure but a key measure used to compute the net leverage ratio under the Credit Agreement, was $140.0 million at March 31, 2023 compared to $117.8 million at December 31, 2022. The increase in net debt during 2023 of $22.2 million was primarily due to an increase in working capital as well as negative cash flow from operations after capital expenditures and dividends. The Company is very focused on reducing net working capital to normal operating levels and managing its costs during the current slowdown in business that the Company believes is driven by a cyclical downturn in its markets.
Tredegar has five-year, revolving, secured credit facility that permits aggregate borrowings of $375 million and matures on June 29, 2027. The Company believes that its most restrictive covenant under the Credit Agreement (computed quarterly) is the Total Net Leverage Ratio, which permits maximum borrowings of up to 4x Credit EBITDA for the trailing four quarters. The Company had Credit EBITDA and a leverage ratio (calculated in the "Liquidity and Capital Resources" section of the First Quarter Form 10-Q) of $67.1 million and 2.09x, respectively, at March 31, 2023. The Credit EBITDA and leverage ratio at December 31, 2022 was $84.4 million and 1.39x respectively. See Note (f) to the Financial Tables in this press release for a reconciliation of net debt to the most directly comparable GAAP financial measure.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When the Company uses the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, it does so to identify forward-looking statements. Such statements are based on the Company's then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ materially from expectations include, without limitation, the following:
•loss or gain of sales to significant customers on which the Company’s business is highly dependent;
•inability to achieve sales to new customers to replace lost business;
•inability to develop, efficiently manufacture and deliver new products at competitive prices;
•failure of the Company’s customers to achieve success or maintain market share;
•failure to protect our intellectual property rights;
•risks of doing business in countries outside the U.S. that affect our international operations;
•political, economic, and regulatory factors concerning the Company’s products;
•uncertain economic conditions in countries in which the Company does business, including continued high inflation and the effects of the Russian invasion of Ukraine;
•competition from other manufacturers, including manufacturers in lower-cost countries and manufacturers benefiting from government subsidies;
•impact of fluctuations in foreign exchange rates;
~~•~~movement of pension plan assets and liabilities relating to differences between the ultimate settlement benefit obligation and the projected benefit obligation, census data, administrative costs, and the effectiveness of hedging activities;
•an increase in the operating costs incurred by the Company’s business units, including, for example, the cost of raw materials and energy;
•unanticipated problems or delays with the implementation of an enterprise resource planning and manufacturing executions systems, or security breaches and other disruptions to the Company's information technology infrastructure;
•inability to successfully identify, complete or integrate strategic acquisitions; failure to realize the expected benefits of such acquisitions and assumption of unanticipated risks in such acquisitions;
•disruptions to the Company’s manufacturing facilities, including those resulting from labor shortages;
•failure to continue to attract, develop and retain certain key officers or employees;
•the impact of public health epidemics on employees, production and the global economy, such as the COVID-19 pandemic;
•an information technology system failure or breach;
•the impact of the imposition of tariffs and sanctions on imported aluminum ingot used by Bonnell Aluminum;
•the impact of new tariffs, duties or other trade restrictions imposed as a result of trade tensions between the U.S. and other countries;
•the termination of anti-dumping duties on products imported to Brazil that compete with products produced by Flexible Packaging;
•impairment of the Surface Protection reporting unit's goodwill;
•failure to establish and maintain effective internal control over financial reporting;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” Part I, Item 1A of the Company's Form 10-K for the year ended December 31, 2022. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material Company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.

Tredegar Corporation is an industrial manufacturer with three primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets; surface protection films for high-technology applications in the global electronics industry; and specialized polyester films primarily for the Latin American flexible packaging market. Tredegar had 2022 sales of $939 million. With approximately 2,200 employees, the Company operates manufacturing facilities in North America, South America, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income (Loss)
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Sales	$191,122	$236,566
Other income (expense), net (c)(d)	280	(302)
	191,402	236,264

Cost of goods sold (c)	159,525	183,260
Freight	6,043	8,081
Selling, R&D and general expenses (c)	20,211	22,807
Amortization of intangibles	503	663
Pension and postretirement benefits	3,418	3,476
Interest expense	2,311	786
Asset impairments and costs associated with exit and disposal activities, net of adjustments (c)	69	(9)
Total	192,080	219,064
Income (loss) before income taxes	(678)	17,200
Income tax expense (benefit) (c)	331	778
Net income (loss)	$(1,009)	$16,422

Earnings (loss) per share:
Basic	$(0.03)	$0.49
Diluted	$(0.03)	$0.49

Shares used to compute earnings (loss) per share:
Basic	33,895	33,654
Diluted	33,895	33,696

Tredegar Corporation
Net Sales and EBITDA from Ongoing Operations by Segment
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Net Sales
Aluminum Extrusions	$133,370	$158,110
PE Films	20,182	31,131
Flexible Packaging Films	31,527	39,244
Total net sales	185,079	228,485
Add back freight	6,043	8,081
Sales as shown in the condensed consolidated statements of income	$191,122	$236,566
EBITDA from Ongoing Operations
Aluminum Extrusions:
Ongoing operations:
EBITDA (b)	$14,638	$23,919
Depreciation & amortization	(4,411)	(4,261)
EBIT (b)	10,227	19,658
Plant shutdowns, asset impairments, restructurings and other (c)	(493)	(105)
PE Films:
Ongoing operations:
EBITDA (b)	1,849	7,047
Depreciation & amortization	(1,643)	(1,595)
EBIT (b)	206	5,452
Plant shutdowns, asset impairments, restructurings and other (c)	2	(102)
Flexible Packaging Films:
Ongoing operations:
EBITDA (b)	1,350	5,035
Depreciation & amortization	(700)	(550)
EBIT (b)	650	4,485
Plant shutdowns, asset impairments, restructurings and other (c)	(78)	(43)
Total	10,514	29,345
Interest income	44	29
Interest expense	2,311	786
Gain on investment in kaleo, Inc. (d)	262	—
Stock option-based compensation costs	231	631
Corporate expenses, net (c)	8,956	10,757
Income (loss) before income taxes	(678)	17,200
Income tax expense (benefit)	331	778
Net income (loss)	$(1,009)	$16,422

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31, 2023	December 31, 2022
Assets
Cash & cash equivalents	$15,025	$19,232
Accounts & other receivables, net	89,104	84,544
Income taxes recoverable	967	733
Inventories	113,633	127,771
Prepaid expenses & other	10,011	10,304
Total current assets	228,740	242,584
Net property, plant and equipment	186,966	186,411
Right-of-use leased assets	13,854	14,021
Identifiable intangible assets, net	11,207	11,690
Goodwill	70,608	70,608
Deferred income taxes	11,662	13,900
Other assets	3,137	2,879
Total assets	$526,174	$542,093
Liabilities and Shareholders’ Equity
Accounts payable	$92,275	$114,938
Accrued expenses	21,904	31,603
Lease liability, short-term	2,186	2,035
Income taxes payable	226	1,137
Total current liabilities	116,591	149,713
Lease liability, long-term	12,458	12,738
Long-term debt	155,000	137,000
Pension and other postretirement benefit obligations, net	35,377	35,046
Other non-current liabilities	5,139	5,834
Shareholders’ equity	201,609	201,762
Total liabilities and shareholders’ equity	$526,174	$542,093

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$(1,009)	$16,422
Adjustments for noncash items:
Depreciation	6,340	5,829
Amortization of intangibles	503	663
Reduction of right-of-use lease asset	551	500
Deferred income taxes	411	552
Accrued pension income and post-retirement benefits	3,418	3,506
Stock-based compensation expense	186	1,295
Gain on investment in kaléo	(262)	—
Changes in assets and liabilities:
Accounts and other receivables	(4,320)	(24,351)
Inventories	14,840	(12,622)
Income taxes recoverable/payable	(1,156)	(8,791)
Prepaid expenses and other	1,816	3,323
Accounts payable and accrued expenses	(28,977)	10,384
Lease liability	(558)	(547)
Pension and postretirement benefit plan contributions	(154)	(50,158)
Other, net	(737)	(742)
Net cash (used in) provided by operating activities	(9,108)	(54,737)
Cash flows from investing activities:
Capital expenditures	(9,025)	(5,086)
Proceeds on sale of investment in kaléo	262	—
Net cash (used in) provided by investing activities	(8,763)	(5,086)
Cash flows from financing activities:
Borrowings	37,250	109,500
Debt principal payments	(19,250)	(51,250)
Dividends paid	(4,419)	(4,059)
Other	—	(396)
Net cash provided by (used in) financing activities	13,581	53,795
Effect of exchange rate changes on cash	83	1,155
Increase (decrease) in cash and cash equivalents	(4,207)	(4,873)
Cash and cash equivalents at beginning of period	19,232	30,521
Cash and cash equivalents at end of period	$15,025	$25,648

Notes to the Financial Tables
(Unaudited)
(a) Tredegar’s presentation of net income (loss) and diluted earnings (loss) per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes gains and losses for an investment accounted for under the fair value method), which have been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under GAAP. Net income (loss) and diluted earnings (loss) per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income (loss) and diluted earnings (loss) per share from ongoing operations for the three months ended March 31, 2023 and 2022 is shown below:

	Three Months Ended March 31,
($ in millions, except per share data)	2023	2022
Net income (loss) as reported under GAAP[1]	$(1.0)	$16.4
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.1	—
(Gains) losses from sale of assets and other:
Gain associated with the investment in kaléo	(0.2)	—
Tax benefit from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits	—	(3.8)
Other	1.0	1.5
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[2]	2.6	2.7
Net income (loss) from ongoing operations[1]	$2.5	$16.8

Earnings (loss) per share as reported under GAAP (diluted)	$(0.03)	$0.49
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	—
(Gains) losses from sale of assets and other:
Gain associated with the investment in kaléo	(0.01)	—
Tax benefit from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits	—	(0.11)
Other	0.03	0.04
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[2]	0.08	0.08
Earnings (loss) per share from ongoing operations (diluted)	$0.07	$0.50
1. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) are shown in Note (e).
2. For more information, see "Corporate Expenses, Interest, Taxes & Other" section of this press release.

(b) EBITDA (earnings before interest, taxes, depreciation and amortization) from ongoing operations is the key segment profitability metric used by the Company’s chief operating decision maker to assess segment financial performance.  The Company uses sales less freight ("net sales") as its measure of revenues from external customers. For more business segment information, see Note 10 to the Company's Condensed Consolidated Financial Statements in the First Quarter Form 10-Q.
EBIT (earnings before interest and taxes) from ongoing operations is a non-GAAP financial measure included in the accompanying tables and the reconciliation of segment financial information to consolidated results for the Company in the net sales and EBITDA from ongoing operations by segment statements.  It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) as defined by GAAP.  The Company believes that EBIT is a widely understood and utilized metric that is meaningful to certain investors and that including this financial metric in the reconciliation of management’s performance metric,

EBITDA from ongoing operations, provides useful information to those investors that primarily utilize EBIT to analyze the Company’s core operations.
(c) Gains and losses associated with plant shutdowns, asset impairments, restructurings and other items for the three months ended March 31, 2023 and 2022 detailed below are shown in the statements of net sales and EBITDA from ongoing operations by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.

	Three Months Ended March 31, 2023
($ in millions)	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
Storm damage to the Newnan, Georgia plant[1]	$0.6	$0.4
Total for Aluminum Extrusions	$0.6	$0.4
Flexible Packaging Films:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Other restructuring costs - severance	$0.1	$0.1
Total for Flexible Packaging Films	$0.1	$0.1
Corporate:
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities[1]	$0.3	$0.3
Professional fees associated with remediation activities related to internal control over financial reporting[1]	0.5	0.4
Stock-based compensation expense associated with the fair value remeasurement of awards granted at the time of the 2020 Special Dividend[1]	(0.1)	(0.1)
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[2]	3.4	2.6
Total for Corporate	$4.1	$3.2
1. Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
2. For more information, see "Corporate Expenses, Interest, Taxes & Other" section of this press release.

	Three Months Ended March 31, 2022
($ in millions)	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses, net of relief[1]	$0.1	$0.1
Total for Aluminum Extrusions	$0.1	$0.1
PE Films:
(Gains) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses[1]	$0.1	$0.1
Total for PE Films	$0.1	$0.1
Corporate:
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities[2]	$1.5	$1.0
Professional fees associated with remediation activities related to internal control over financial reporting[2]	0.4	0.3
Tax benefit from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits[4]	—	(3.8)
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[3]	3.4	2.7
Total for Corporate	$5.3	$0.2
1.Included in "Other income (expense), net" in the condensed consolidated statements of income.
2.Included in "Selling, R&D and general expenses" in the condensed consolidated statements of income.
3.For more information, see "Corporate Expenses, Interest, Taxes & Other" section of this press release.
4. Included in "Income tax expense (benefit)" in the condensed consolidated statements of income.

(d)    On December 27, 2021, the Company completed the sale of its investment interests in kaléo and received closing cash proceeds of $47.1 million. Subsequently, in May 2022 and January 2023, additional cash consideration of $1.4 million and $0.3 million, respectively, was received related to customary post-closing adjustments, which is reported in “Other income (expense), net” in the condensed consolidated statements of income.
(e) Tredegar’s presentation of net income (loss) from ongoing operations is a non-GAAP financial measure that excludes the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which has been presented separately and removed from net income (loss) as reported under GAAP. Net income (loss) from ongoing operations is a key financial and analytical measure used by management to gauge the operating performance of Tredegar’s ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) as defined by GAAP. It excludes items that we believe do not relate to Tredegar’s ongoing operations.

Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) from ongoing operations for the three months ended March 31, 2023 and 2022 are presented below in order to show the impact on the effective tax rate:

($ in millions)	Pre-tax	Tax Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended March 31, 2023
Net income (loss) reported under GAAP	$(0.7)	$0.3	$(1.0)	(48.8)%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.1	—	0.1
(Gains) losses from sale of assets and other	1.0	0.2	0.8
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination	3.4	0.8	2.6
Net income (loss) from ongoing operations	$3.8	$1.3	$2.5	34.2%
Three Months Ended March 31, 2022
Net income (loss) reported under GAAP	$17.2	$0.8	$16.4	4.5%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	—	—
(Gains) losses from sale of assets and other	2.1	4.4	(2.3)
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination	3.4	0.7	2.7
Net income (loss) from ongoing operations	$22.7	$5.9	$16.8	25.5%
(f) Net debt is calculated as follows:

	March 31,	December 31,
(in millions)	2023	2022
Debt	$155.0	$137.0
Less: Cash and cash equivalents	15.0	19.2
Net debt	$140.0	$117.8
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
neill.bellamy@tredegar.com